EXHIBIT 10.1

EXECUTION COPY

TRANSITION SERVICES, SEPARATION AGREEMENT AND GENERAL RELEASE

This Transition Services, Separation Agreement and General Release (“Agreement”) is entered into by and between Linda LoRe (hereinafter referred to as “Employee”) and FREDERICK’S OF HOLLYWOOD GROUP INC., a New York corporation (hereinafter referred to as the “Company”).

In consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1.           Transition Services and Separation From Employment.

(a)           Employee agrees that effective September 2, 2011 (“Transition Date”), Employee will resign as President of the Company and as a member of the Board of Directors of the Company (“Board”) and any subsidiaries, and until then shall perform her duties to the best of her abilities, in the best interests of the Company and in compliance with this Agreement.  Employee agrees to cooperate and execute administrative documents necessary to effectuate such resignations.

(b)           Effective as of the Transition Date, Employee shall become a non-executive employee of the Company and, in such position, shall provide transition services to the Company as requested by the Company until January 20, 2012 (“Separation Date”).  During the period commencing on the Transition Date and ending on the Separation Date (the “Transition Period”), Employee may work from home, reporting to the Company’s Chief Executive Officer.  Without diminution of Employee’s payments or other entitlements under this Agreement, during and after the Transition Period, Employee may engage in other business activities during and after normal business hours provided such activities do not in any way either (1) involve any efforts on behalf of a competitor of the Company or (2) result in Employee being unable to provide to the Company the services it requests of Employee.

(c)           Employee will have no further employment duties or responsibilities to the Company after the Separation Date.  Should Employee file a claim for unemployment benefits following the Separation Date, the Company will not contest it.

(d)           During the Transition Period, subject to Employee’s compliance with Section 1(b) above and reasonable cooperation with the requests of the Company, Employee shall continue to receive her base salary during the Transition Period based on her current annual rate of $400,000, which shall be paid in accordance with the Company’s customary payroll procedures, subject to applicable deductions and withholdings.  During the Transition Period, Employee will continue to vest in any outstanding equity awards and will remain eligible to participate in the employee benefits offered by the Company upon the same or similar terms as such benefits are currently provided to her and in accordance with the terms of such employee benefit plans; provided, however, that the $1,250 per month automobile allowance that Employee currently receives will terminate effective as of the Transition Date.

2.           Separation Benefits.  Employee is not eligible for any payments or benefits by virtue of Employee’s employment with the Company or termination thereof except for those expressly described in this Agreement.  Employee will not receive the pay and benefits described in Section 2 of this Agreement if Employee (i) does not sign and return this Agreement, (ii) revokes this Agreement after signing it during the applicable revocation period, or (iii) violates any of the terms and conditions set forth in this Agreement.  If Employee timely signs this Agreement and does not revoke it, and complies with the terms of this Agreement, Employee will receive the following benefits in consideration of her transition services, cooperation with the Company and releases of claims in favor of the Company, which are in addition to anything Employee is otherwise entitled to or has been paid by the Company, including but not limited to any accrued and unused vacation pay:

(a)           The aggregate gross amount of $457,692.31, less applicable withholding deductions (the “Severance Amount”) comprised of: (a) Employee’s base salary of $207,692.31 (27 weeks’ base salary) from the day after the Separation Date through July 28, 2012, payable in accordance with the Company’s customary payroll procedures and (b) $250,000, payable in fifteen (15) installments of $16,666.67 in accordance with the Company’s customary payroll procedures commencing with the first payroll date following July 28, 2012.

(b)           Employee’s medical, dental and vision benefits coverage will end as of the last day of the month in which Employee’s employment terminates, unless Employee elects to self-pay for health insurance continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  In the event Employee makes a valid COBRA election, then beginning on February 1, 2012, the Company agrees to reimburse Employee for the same percentage of the monthly cost of the COBRA medical, dental and vision coverage as it paid for Employee’s coverage during Employee’s employment up to the earlier of July 28, 2013 or the date Employee becomes eligible for coverage under another group health plan.  During the period of coverage subsidized by the Company, Employee will be responsible for payment of the entire cost of COBRA medical, dental and vision coverage that Employee or any family member elects and the Company will reimburse Employee on a monthly basis in accordance with the terms outlined above. Any failure by Employee to pay the coverage will result in termination of continuation of coverage and the Company’s obligations under this Section 2.  After the Company-subsidized coverage period ends, Employee will be responsible for full payment of her entire COBRA premium.  Employee agrees to promptly inform the Company as soon as she becomes eligible for coverage under another group health plan.  The dollar amount of such COBRA premiums reimbursed by the Company to Employee shall be taxable to Employee to the extent required or advisable to avoid potentially adverse tax treatment or other economic consequences to Employee or to the Company.

(c)           The Company currently maintains a $3,000,000 life insurance policy for Employee’s benefit (Carrier: ING Reliastar Life), for which the cost of the annual premium has previously been paid for the annual period ending March 26, 2012.  The Company agrees to (i) transfer ownership of the policy to Employee on or prior to the Separation Date and (ii) reimburse Employee for $3,000 of the cost of the annual premium for the annual period from March 27, 2012 to March 26, 2013.  Employee will be responsible for payment directly to the carrier of all premiums after the Separation Date and, other than the $3,000 reimbursement to Employee referred to in the previous sentence, the Company will not have any further obligation to pay any costs or premiums associated with such insurance plan at any time.

(d)           Employee has been covered under a Company group long-term disability insurance policy (“Group LTD”) and a Company group core life and AD&D insurance policy (“Group Life” and, together with Group LTD, the “Policies”) (Carrier: Lincoln Financial).  In the event Employee elects to continue coverage and convert the Policies to individual policies after the Separation Date, the Company agrees to reimburse Employee for the cost of the premiums on the Policies through July 28, 2012.  Employee will be responsible for payment directly to the carrier of all premiums after the Separation Date and, other than the reimbursement to Employee for the cost of the premiums on the Policies through July 28, 2012 referred to in the previous sentence, the Company will not have any further obligation to pay any costs or premiums associated with the Policies at any time.  If the requirements for continued coverage and/or conversion privilege are deemed not satisfied under the Policies due to the continuing arrangements of this Agreement relative to location or hours worked, then the parties agree to amend the relevant terms of this Agreement to enable Employee to enjoy such coverage, provided such changes are consistent with all legal requirements.

(e)           Except as expressly provided in this Section 2 or as required by applicable law, Employee shall not have the right to continue participation in any Company benefit plan following the Separation Date.

(f)           During Employee’s employment, Employee was granted the following stock options:  (i) 244,907 stock options with an exercise price of $1.90 per share under the Company’s 2003 Employee Equity Incentive Plan (“2003 Plan”); (ii) 240,455 stock options with an exercise price of $2.46 per share under the 2003 Plan; (iii) 100,000 stock options with an exercise price of $3.10 per share under the 2003 Plan; and (iv) 42,000 stock options with an exercise price of $1.05 per share under the Company’s 2010 Long Term Incentive Equity Plan (“2010 Plan”).  All of the 2003 Plan options and 14,000 of the 2010 Plan options have previously vested, and an additional 14,000 of the 2010 Plan options are scheduled to vest on January 12, 2012.  Consistent with the Stock Option Agreements, each dated March 1, 2005, December 8, 2006 and January 12, 2011, and the Equity Incentive Agreement, dated December 13, 2007 (“Equity Incentive Agreement”), each between the Company and Employee, any stock options that have vested as of the Separation Date will be exercisable for a period of three (3) months after the Separation Date.  Any stock options that have not vested as of the Separation Date will expire on the Separation Date.  Employee shall remain subject to the Company’s Insider Trading Policy and applicable securities laws, which impose limits on when employees or recently separated employees are permitted to trade in the Company’s securities.

(g)           Employee currently owns 100,000 shares of restricted stock, of which 50,000 shares have previously vested and 50,000 shares are scheduled to vest on December 31, 2011, and 18,000 shares of restricted stock pursuant to the 2010 Plan, of which 6,000 shares have previously vested and 6,000 shares are scheduled to vest on January 12, 2012.  Consistent with the Equity Incentive Agreement and the Restricted Stock Agreement, dated as of January 12, 2011, any shares of restricted stock that have vested as of the Separation Date will remain vested and outstanding.  Any shares of restricted stock that have not vested as of the Separation Date will expire on the Separation Date.  Employee shall remain subject to the Company’s Insider Trading Policy and applicable securities laws, which impose limits on when employees or recently separated employees are permitted to trade in the Company’s securities.

3.           Other Payments.  The Company will pay Employee:

(a)           an amount representing all accrued but unused vacation time as of the Separation Date, less all applicable withholding deductions, payable in a lump sum on the Separation Date.  As of the date hereof, Employee has 871.15 hours of accrued and unused vacation time; and

(b)           subject to presentation of appropriate documentation, all valid business expenses incurred through the Separation Date, payable as soon as practicable thereafter.

4.           Return of Company Property.

(a)           Employee covenants, represents and warrants to the Company that on or prior to the Separation Date, Employee will return to the Company any and all materials and property of the Company of any type whatsoever (including, without limitation, all desktop and laptop computers, any mobile phones and devices, computer equipment, all credit cards, office keys, identification badges, access cards, correspondence, tangible proprietary information, documents, records, notes, contracts, and other confidential or proprietary materials) that have been in Employee’s possession or control.

(b)           The Company will promptly return to Employee any personal property remaining in Employee’s office, and will provide her with copies of any personal documents and/or correspondence that may exist on her Company-owned computer, and personal names and addresses that may exist on her Company-owned communication devices.

5.           Survival of Certain Employment Agreement Provisions.  As of the Effective Date (defined in Section 10(d)), all rights, obligations and responsibilities of the parties under the Employment Agreement between the Company and Employee, dated December 22, 2010 (“Employment Agreement”) are terminated in all respects, except for Employee’s obligations under Section 6 relating to non-disclosure of the Company’s confidential information, and the Company’s obligations under Section 5 relating to indemnification, which survive termination of the Employment Agreement.  A copy of the Employment Agreement is attached for ease of reference.

6.           Confidentiality of This Agreement; Non-Disparagement.

(a)           Employee agrees to keep the terms of this Agreement (including, but not limited to the Severance Amount), and any negotiations related thereto, completely confidential, and not to disclose any information concerning this Agreement or its terms, except (i) to Employee’s immediate family, legal counsel, and/or financial advisors, who will be informed of and bound by this confidentiality clause, (ii) in response to a subpoena issued by a court of competent jurisdiction or as otherwise required by law, (iii) as may be necessary to enforce this Agreement, or (iv) Employee may disclose the terms of (but not the negotiations related to) this Agreement once the Agreement has been publicly filed with the U.S. Securities and Exchange Commission (“SEC”).

(b)           Employee shall refrain from disparaging the Company, its subsidiaries, its affiliates and their respective officers, directors, independent contractors and employees.

(c)           The Company agrees that it, its directors and officers will refrain from disparaging Employee.

(d)           Management of the Company will respond to any inquiries from prospective employers of Employee by verifying Employee’s prior dates of employment, salary and title, without disparaging comment or information.

7.           General Release of Claims.  Employee expressly waives any and all claims against the Company and releases the Company, including, without limitation, its officers, directors, members, shareholders, managers, consultants, agents, attorneys, parent and subsidiary corporations, and representatives (the “Company Releasees”), from any and all claims that Employee may have against the Company Releasees, or any of them, arising from events that occurred prior to the Effective Date, including but not limited to claims in any way connected with Employee’s employment with the Company and the termination thereof, whether or not such claims are presently known or unknown to Employee.  It is understood that this release includes, but is not limited to, any claims for wages, commissions, bonuses, employment benefits, or damages of any kind whatsoever, arising out of contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, any legal restriction on the Company’s right to terminate employees, or any federal, state or other government statute or ordinance, including, without limitation: Title VII of the Civil Rights Act of 1964; the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.); the Americans with Disabilities Act (ADA); the ADA Amendments Act; the Employee Retirement Income Security Act of 1974, as amended (ERISA); 42 U.S.C. § 1981; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (OSHA); Family and Medical Leave Act, 29 U.S.C. § 2601 et seq, (FMLA); Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109 (WARN); the federal False Claims Act; the Fair Labor Standards Act; the California Fair Employment and Housing Act, as amended, including, without limitation, 2 California Code of Regulations § 7287.4(d)(1); California Government Code §§ 12940, et seq, the California Business and Professions Code; the California Labor Code, the California Constitution; California Industrial Welfare Commission Wage Orders; any state laws concerning discrimination or harassment; or any other legal limitation on the employment relationship.

This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude Employee or the Company from filing a lawsuit for the exclusive purpose of enforcing Employee’s or the Company’s rights under this Agreement.

8.           No Existing Claims.  As of the date hereof, the Company is not aware of any claim it may have against Employee.  Employee warrants that neither Employee nor her successors, heirs, administrators, executors, assigns, attorneys, agents, or representatives have (a) filed, or intend to file, any complaints, charges, grievances or lawsuits against the Company Releasees with any federal, state, or other court or agency in any jurisdiction inside or outside the United States or (b) commenced, or intend to commence, any arbitration or other dispute resolution process, and Employee for herself, her successors, heirs, administrators, executors, assigns, attorneys, agents, and representatives, warrants that they will not do so at any time hereafter, and that if any such other complaint, charge, lawsuit, or arbitration has been filed, it will be immediately dismissed with prejudice.

9.           Release of Unknown Claims.  It is the intention of Employee and the Company that this Agreement is a General Release which shall be effective as a bar to each and every claim, demand, or cause of action it releases.  Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of the General Release.  It is the intention of Employee in executing this Agreement that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the Company. In furtherance of this intention, Employee expressly waives any rights or benefits conferred by the provisions of, including but not limited to Section 1542 of the Civil Code of the State of California (or any similar laws of other jurisdictions), which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

10.           Right of Revocation.  In compliance with the Older Workers Benefit Protection Act (P.L. 101433), Employee does hereby acknowledge and agree as follows:

(a)           That this Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by the parties;

(b)           That this Agreement specifically applies to any rights or claims Employee may have against the Company under the federal Age Discrimination in Employment Act of 1967, as amended;

(c)           That the consideration provided for in this Agreement is in addition to that to which Employee is already entitled;

(d)           That this Agreement shall be revocable by Employee for a seven (7) day period following execution of this Agreement by Employee.  Accordingly, this Agreement shall not become effective or enforceable until the expiration of the seven (7) day revocation period (“Effective Date”); and

(e)           That Employee, having carefully read this Agreement and knowing the contents hereof, freely and voluntarily consents to all the terms and conditions herein, understands the final and binding effect of this Agreement, has been advised of Employee’s right to and has been given a chance to consult with and review this Agreement with an attorney of Employee’s choice prior to signing this Agreement, and has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement.  In the event that Employee chooses to waive this twenty-one (21) day period, Employee acknowledges that Employee was given a reasonable period of time within which to consider this Agreement and that Employee’s waiver was made freely and voluntarily and without duress or any coercion by any other person, including anyone at the Company or the Company Releasees.

11.           Cooperation.  Employee agrees to cooperate with the Company, its financial and legal advisors and/or government officials in connection with any business matters in which Employee was involved or any claims, investigations, administrative proceedings or lawsuits which relate to Employee’s employment with the Company.  Any request for Employee’s cooperation will be upon reasonable advance written notice.  All cooperation from Employee will be at mutually convenient times and locations.  Subject to presentation of appropriate documentation and pre-approval by the Company’s Chief Executive Officer or Chief Financial Officer, the Company will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with such cooperation, including, without limitation, for travel, hotel and meals.  Employee and the Company agree to take such steps and sign such documents as may be or become necessary or appropriate to fulfill their respective obligations under this Agreement.

12.           No Admission of Wrongdoing.  The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company or Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

13.           No Compulsion.  Employee acknowledges and agrees that the Company has not compelled her to execute this Agreement as a condition to the payment of any salary, wages, benefits or other compensation for the period ending on the Transition Date.  Employee acknowledges that she has freely and voluntarily entered into this Agreement without compulsion and that she has read this Agreement and fully understands and consents to all of its terms and conditions.

14.           Severability.  The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

15.           Entire Agreement.  This Agreement sets forth the entire understanding between Employee and the Company and, except as specifically provided herein, supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with the Company and the termination of the employment relationship.  Employee acknowledges that in executing this Agreement, Employee does not rely upon any representation or statement by any representative of the Company concerning the subject matter of this Agreement.

16.           Governing Law.  This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California.  The language of this Agreement shall not be construed for or against any particular party.  The headings used herein are for reference only and shall not affect the construction of this Agreement.

17.           Attorney’s Fees.  Should legal action be necessary to enforce or interpret this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs.

18.           Disclosure.

(a)           Employee understands that the Company will comply with any SEC disclosure requirements applicable to this Agreement and/or Employee’s separation from the Company.  Such disclosures may include, but are not limited to, disclosure of Employee’s separation from the Company, the terms of this Agreement and/or any separation related benefits Employee may receive from the Company.  The Company will provide Employee and Employee’s counsel with an opportunity to review and comment on such disclosure prior to its issuance.

(b)           Employee will have an opportunity to review and approve any internal announcements to be disseminated by the Company regarding Employee’s separation from the Company prior to issuance.

19.           Internal Revenue Code Section 409(A).  The Company and Employee intend that this Agreement be fully compliant with the requirements of Internal Revenue Code Section 409(A), and will take such steps and measures as may be or become necessary to prevent and avoid the imposition of penalty, excise tax, interest or other expense to the Company and Employee.

20.           Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties’ respective successors, assigns, heirs and estates.

21.           Agreement Execution.  Execution of this Agreement by facsimile or PDF signature will be acceptable.  Additionally, the parties may sign separate copies of this Agreement, each of which shall be deemed an original, all of which shall together be deemed the same agreement.

22.           Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

23.           Further Assurances.  From time to time, each of the parties shall execute, acknowledge, and deliver any instruments or documents necessary to carry out the purposes of this Agreement.

24.           Notices.  If either party believes the other has failed to honor its obligations hereunder, it shall provide the other party written notice thereof, including a written description of the believed default, and then thirty (30) days in which to cure any such purported default.  All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally to the party to receive the same, or (ii) when sent by a nationally recognized overnight service provider such as FedEx, UPS or U.S. Postal Service Priority Mail, addressed to the party to receive the same at her or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided in this Section 24.  All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Employee:
Ms. Linda LoRe
1521 Melwood Drive
Glendale, CA 91207

With a copy to:	Sklover & Donath, LLC
10 Rockefeller Plaza, Suite 816
New York, NY 10020
Attn:  Alan L. Sklover, Esq.

If to the Company:
Frederick’s of Hollywood Group Inc.
6255 Sunset Blvd., 6th Floor
Hollywood, CA 90028
Attn:  General Counsel

IN WITNESS WHEREOF, the parties have executed this Agreement, consisting of 9 pages including this page, as of the dates indicated below.

FREDERICK’S OF HOLLYWOOD GROUP INC.

Date: August 19, 2011
	By:	/s/ Thomas J. Lynch
Name: Thomas J. Lynch
Title: Chief Executive Officer

EMPLOYEE:

Date: August 19, 2011
	By:	/s/ Linda LoRe
Linda LoRe